UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2010
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee	37215

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 263-3000
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 12, 2010, Corrections Corporation of America (the “Company”) entered into a Stock Option Cancellation Agreement (the “Cancellation Agreement”) with John D. Ferguson, Chairman of the Company’s Board of Directors, pursuant to which Mr. Ferguson surrendered and cancelled certain previously granted options (the “Cancelled Options”) to purchase shares of the Company’s common stock in order to make additional shares available under the Company’s Amended and Restated 2000 Stock Incentive Plan and its 2008 Stock Incentive Plan for future equity grants to Company personnel. Mr. Ferguson stated his belief that the shares underlying the Cancelled Options would be better utilized by the Company to make future incentive grants to other Company employees. Pursuant to the terms of the Cancellation Agreement, Mr. Ferguson and the Company acknowledged and agreed that the surrender and cancellation of the Cancelled Options was without any expectation to receive, and was without any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in regard to the cancellation of the Cancelled Options. The Cancelled Options that were surrendered had an exercise price that ranged from $26.53 to $26.71 per share. The aggregate number of shares underlying the Cancelled Options held by Mr. Ferguson was 165,647.
     Under applicable accounting standards, the Company will account for the cancellation as a settlement for no consideration, and the Company will record the previously unrecognized compensation cost related to the Cancelled Stock Options of $0.1 million during the three months ending September 30, 2010.
          The foregoing description of the Cancellation Agreement is qualified in its entirety by reference to the Cancellation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
               (d) Exhibits
               10.1   Stock Option Cancellation Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2010	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Todd J Mullenger
Todd J Mullenger
Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

10.1	Stock Option Cancellation Agreement.